Exhibit 4.24

EXECUTION VERSION

MBIA INSURANCE CORPORATION,
as Policy Provider,

JETBLUE AIRWAYS CORPORATION

WILMINGTON TRUST COMPANY,
not in its individual capacity but solely as Subordination Agent
and

WILMINGTON TRUST COMPANY, as Trustee
under the
JETBLUE AIRWAYS PASS THROUGH TRUST 2004-1G-1
and
JETBLUE AIRWAYS PASS THROUGH TRUST 2004-1G-2

INSURANCE AND INDEMNITY AGREEMENT

JETBLUE AIRWAYS CORPORATION

JETBLUE AIRWAYS PASS THROUGH CERTIFICATES, SERIES 2004-1G-1
and
JETBLUE AIRWAYS PASS THROUGH CERTIFICATES, SERIES 2004-1G-2

Dated as of March 24, 2004

(This Table of Contents is for convenience of reference only and shall not be deemed to be part of this Insurance Agreement.  All capitalized terms used in this Insurance Agreement and not otherwise defined shall have the meanings set forth in Article I of this Insurance Agreement.)

i

ii

INSURANCE AND INDEMNITY AGREEMENT (as may be amended, modified or supplemented from time to time, this “Insurance Agreement”), dated as of March  24, 2004 (the “Closing Date”), by and among MBIA INSURANCE CORPORATION, as Policy Provider, JETBLUE AIRWAYS CORPORATION (“JetBlue”), WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Subordination Agent (the “Subordination Agent”), and WILMINGTON TRUST COMPANY, as Class G-1 Trustee (the “Class G-1 Trustee”) and Class G-2 Trustee (the “Class G-2 Trustee” and, collectively with the Class G-1 Trustee, the “Class G Trustees” and each a “Class G Trustee”).

W I T N E S S E T H:

WHEREAS, JetBlue intends to finance (or refinance) the acquisition of thirteen Aircraft through separate secured loan Transactions in which JetBlue will own the Aircraft;

WHEREAS, on the date of the financing or refinancing of an Aircraft, JetBlue will issue pursuant to an Indenture, on a recourse basis, three series of Equipment Notes to finance or refinance a portion of the purchase price of such Aircraft;

WHEREAS, each Trustee under each of the Trust Agreements, will create the Trusts, which will acquire the Equipment Notes;

WHEREAS, (i) Landesbank Hessen-Thüringen Girozentrale, as Primary Liquidity Provider, has entered into three Primary Liquidity Facilities, one for the benefit of the Class G-1 Certificateholders, one for the benefit of the Class G-2 Certificateholders and one for the benefit of the Class C Certificateholders, with the Subordination Agent, as agent for each Trustee on behalf of each Trust, (ii) Morgan Stanley Capital Services Inc., as Above-Cap Liquidity Provider, has entered into three separate confirmations to the ISDA Master Agreement, one for the benefit of the Class G-1 Certificateholders, one for the Benefit of the Class G-2 Certificateholders, and one for the benefit of the Class C Certificateholders, with the Subordination Agent, as agent for each Trustee on behalf of each Trust, and (iii) the Trustee of each Trust, the Primary Liquidity Provider, the Above-Cap Liquidity Provider, the Policy Provider and the Subordination Agent have entered into the Intercreditor Agreement;

WHEREAS, pursuant to each Trust Agreement, a separate Trust has been created to facilitate the sale of the Certificates;

WHEREAS, the Policy Provider has issued two separate Policies, one in respect of the Class G-1 Certificates and one in respect of the Class G-2 Certificates, pursuant to which it has agreed to guarantee the payment of interest to the Subordination Agent for the benefit of the applicable Class G Trustee and the applicable Class G Certificateholders and the payment of principal of the applicable Class G Certificates on the Final Distribution Date for each Class of Class G Certificates and as otherwise provided therein; and

WHEREAS, each of JetBlue, the Class G Trustees and the Subordination Agent has agreed to undertake certain obligations in consideration for the Policy Provider’s issuance of the Policies;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                                Defined Terms.  Unless the context clearly requires otherwise, all capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Intercreditor Agreement or, if not defined therein, in the Policies described below.  For purposes of this Insurance Agreement, the following terms shall have the following meanings:

“Act” means Part A of subtitle VII of title 49, United States Code.

“Aircraft” means any aircraft which is or will be part of the Collateral.

“Airframe” means any airframe which is or will be part of the Collateral.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq.

“Base Rate” means the fluctuating rate of interest as published from time to time in the New York, New York edition of The Wall Street Journal, under the caption “Money Rates” as the “prime rate,” the Base Rate to change when and as such published prime rate changes.

“Citizen of the United States” is defined in Section 40102(a)(15) of the Act and in the FAA Regulations.

“Class G Certificateholders” means either of the Class G-1 Certificateholders or Class G-2 Certificateholders, as applicable.

“Class G Certificates” means either of the Class G-1 Certificates or Class G-2 Certificates, as applicable.

“Class G Trust” means either of the Class G-1 Trust or Class G-2 Trust, as applicable.

“Class G Trust Agreement” means either of the Class G-1 Trust Agreement or the Class G-2 Trust Agreement, as applicable.

“Class G-1 Certificates” has the meaning given such term in the related Policy.

“Class G-1 Certificateholder” has the meaning given such term in the related Policy.

“Class G-1 Trust” has the meaning given such term in the related Policy.

“Class G-2 Certificates” has the meaning given such term in the related Policy.

“Class G-2 Certificateholder” has the meaning given such term in the related Policy.

“Class G-2 Trust” has the meaning given such term in the related Policy.

“Collateral” means the “Collateral” as defined in any Indenture with respect to an Aircraft.

“Delivery Date” means with respect to each Participation Agreement, the “Closing Date” as defined or to be defined in such Participation Agreement.

“Engine” means any engine which is or will be part of the Collateral.

“Expenses” means any and all liabilities, obligations, losses (other than losses from non-reimbursement of amounts paid by the Policy Provider under each Policy), damages, settlements, penalties, claims, actions, suits, costs, out of pocket expenses and disbursements (including, without limitation, reasonable fees and disbursements of legal counsel, accountants, appraisers, inspectors or other professionals, and costs of investigation).

“Event of Loss” means, with respect to an Aircraft, any Event of Loss defined or to be defined in the Indenture related to such Aircraft.

“FAA” means the Federal Aviation Administration of the United States of America or any Government Entity succeeding to the functions of such Federal Aviation Administration.

“FAA Filed Documents” with respect to each Aircraft, has the meaning given such term in the related Participation Agreement.

“Final Dissolution Date” means following the occurrence of a Triggering Event, the Distribution Date next succeeding the date of receipt by the Subordination Agent of the proceeds of the sale of the last Aircraft (or the related Equipment Notes) then subject to the Lien of any Indenture.

“Final Distribution Date” means the date which is the earlier of the (i) Final Legal Distribution Date or (ii) Final Dissolution Date.

“Final Legal Distribution Date” means (i) for the Class G-1 Certificates, the Regular Distribution Date in June 2015 and (ii) for the Class G-2 Certificates, the Regular Distribution Date in September 2015.

“Financing Statements” means collectively, UCC-1 (and, where appropriate, UCC-3) financing statements covering in respect of each Aircraft, the related Collateral, executed (or otherwise authorized) by JetBlue, as debtor, showing Mortgagee as secured party, for filing in Delaware and each other jurisdiction in which such filing is made.

“GAAP” means generally accepted accounting principles as set forth in the statements of financial accounting standards issued by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, as such principles may at any time or from time to time be varied by any applicable financial accounting rules or regulations issued by the SEC and, with respect to any Person, shall mean such principles applied on a basis consistent with prior periods except as may be disclosed in such Person’s financial statements.

“Government Entity” means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Agreements or relating to the observance or performance of the obligations of any of the parties to the Operative Agreements.

“Indemnification Agreement” means the Indemnification Agreement, dated as of March 18, 2004 among the Policy Provider, JetBlue and the Underwriters.

“Insurance Agreement” has the meaning given such term in the initial paragraph hereof.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as the date hereof by and among Wilmington Trust Company, as Trustee under each Trust, the Primary Liquidity Provider, the Above-Cap Liquidity Provider, the Subordination Agent and the Policy Provider.

“Investment Company Act” means the Investment Company Act of 1940, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

“Lien” means any mortgage, pledge, lien, charge, encumbrance or security interest affecting the title to or any interest in property.

“Material Adverse Change” means, in respect of any Person as at any date, a material adverse change in the ability of such Person to perform its obligations under any of the Operative Agreements to which it is a party as of such date, including any material adverse change in the business, financial condition, results of operations or properties of such Person on a consolidated basis with its subsidiaries which might have such effect.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Mortgagee” with respect to each Aircraft means Wilmington Trust Company in its capacity as Loan Trustee under the related Indentures.

“Offering Document” means the Prospectus Supplement dated March 18, 2004 together with the Prospectus dated March 4, 2004.

“Operative Agreements” means this Insurance Agreement, each Policy, the Indemnification Agreement, the Intercreditor Agreement, each Participation Agreement, each Indenture, the Note Purchase Agreement, the Series G-1 Equipment Notes, the Series G-2 Equipment Notes, the Class G-1 Certificates, the Class G-2 Certificates, the Primary Liquidity Facilities for the Class G Certificates, the Above-Cap Liquidity Facilities for the Class G Certificates, the Escrow and Paying Agent Agreements relating to the Class G-1 Certificates and the Class G-2 Certificates, respectively, the Deposit Agreements relating to the Class G-1 Certificates and the Class G-2 Certificates, respectively, the Class G-1 Trust Agreement, the Class G-2 Trust Agreement and the Policy Fee Letter, together with all exhibits and schedules included with any of the foregoing.

“Permitted Liens” has the meaning given to such term in the Indenture.

“Person” means an individual, joint stock company, trust, unincorporated association, joint venture, corporation, business or owner trust, partnership or other organization or entity (whether governmental or private).

“Policy” means (i) for the Class G-1 Certificates, the Financial Guaranty Insurance Policy No. 43567(1), together with all endorsements thereto, issued by the Policy Provider in favor of the Subordination Agent, for the benefit of the Class G-1 Certificateholders as each of the same may be amended from time to time in accordance with the terms of the Intercreditor Agreement and (ii) for the Class G-2 Certificates, the Financial Guaranty Insurance Policy No. 43567(2), together with all endorsements thereto, issued by the Policy Provider in favor of the Subordination Agent, for the benefit of the Class G-2 Certificateholders as each of the same may be amended from time to time in accordance with the terms of the Intercreditor Agreement.

“Policy Fee Letter” means the fee letter, dated as of March 24, 2004 from the Policy Provider to JetBlue and the Subordination Agent setting forth the Premium (as defined therein) and certain other amounts payable in respect of the Policies.

“Policy Provider” means MBIA Insurance Corporation, or any successor thereto, as issuer of each Policy.

“Policy Provider Information” means the information set forth under the caption “Description of the Policy Provider” in the Offering Document including information set forth in the documents incorporated by reference therein.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission of the United States of America, or any successor thereto.

“Section 1110” means 11 U.S.C. § 1110 of the Bankruptcy Code or any successor or analogous section of the federal bankruptcy law in effect from time to time.

“Securities Act” means the Securities Act of 1933, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

“Security” means a “Security” as defined in Section 2(1) of the Securities Act.

“Series G-1 Equipment Notes” means the floating rate Series G-1 Equipment Notes issued pursuant to any Indenture by JetBlue and authenticated by the Loan Trustee thereunder, and any Equipment Notes issued in exchange therefor or replacement thereof pursuant to the terms of such Indenture.

“Series G-2 Equipment Notes” means the floating rate Series G-2 Equipment Notes issued pursuant to any Indenture by JetBlue and authenticated by the Loan Trustee thereunder, and any Equipment Notes issued in exchange therefor or replacement thereof pursuant to the terms of such Indenture.

“Transactions” means the transactions contemplated by the Operative Agreements, including the transactions described in the Offering Document.

“Trust Property” with respect to any Trust, has the meaning given in the Trust Agreement for such Trust.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Underwriting Agreement” means the Underwriting Agreement, dated March 18, 2004 among the Underwriters and JetBlue, relating to the purchase of the Certificates by the Underwriters, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“U.S. Air Carrier” means any United States air carrier that is a Citizen of the United States holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to the Act for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

Section 1.02                                Other Definitional Provisions.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Insurance Agreement shall refer to this Insurance Agreement as a whole and not to any particular provision of this Insurance Agreement, and Section, subsection, Schedule and Exhibit references are to this Insurance Agreement unless otherwise specified.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.”

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01                                Representations and Warranties of JetBlue.  JetBlue represents and warrants as of the Closing Date and as of each Delivery Date as follows:

(a)                                  Organization; Qualification.  JetBlue is a corporation duly incorporated, validly existing, in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business in which it is currently engaged and to own or hold under lease its properties and to enter into and perform its obligations under the Operative Agreements to which it is a party as of such date.  JetBlue is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the nature and extent of the business conducted by it, or the ownership of its properties, requires such qualification, except where the failure to be so qualified would not give rise to a Material Adverse Change to JetBlue.

(b)                                 Corporate Authorization.  JetBlue has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by its certificate of incorporation or by-laws) to authorize the execution and delivery of each of the Operative Agreements to which it is a party as of such date, and the performance of its obligations thereunder.

(c)                                  No Violation.  The execution and delivery by JetBlue of the Operative Agreements to which it is a party as of such date, the performance by JetBlue of its obligations thereunder and the consummation by JetBlue of the Transactions contemplated thereby, do not and will not (a) violate any provision of the certificate of incorporation or by-laws of JetBlue, (b) violate any law, regulation, rule or order applicable to or binding on JetBlue or (c) violate or constitute any default under (other than any violation or default that would not result in a Material Adverse Change to JetBlue), or result in the creation of any Lien (other than Permitted Liens) upon the Aircraft under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which JetBlue is a party or by which it or any of its properties is bound.

(d)                                 Approvals.  The execution and delivery by JetBlue of the Operative Agreements to which it is a party as of such date, the performance by JetBlue of its obligations thereunder and the consummation on such date by JetBlue of the Transactions contemplated thereby do not and will not require the consent or approval of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (a) any trustee or other creditor of JetBlue and (b) any Government Entity, other than the filing of (w) the FAA Filed Documents and the Financing Statements (and continuation statements periodically), (x) filings, recordings, notices or other ministerial actions pursuant to any routine recording, contractual or regulatory requirements applicable to it, (y) filings, recordings, notices or other actions contemplated by the Operative Agreements in connection with the leasing, subleasing or re-registration of the Aircraft and (z) filings, recordings, notices or other actions all of which have either been, or will be, completed on or prior to such date and will be in full force and effect on such date.

(e)                                  Valid and Binding Agreements.  The Operative Agreements executed and delivered by JetBlue on or prior to such date have been duly executed and delivered by JetBlue and, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, constitute the legal, valid and binding obligations of JetBlue and are enforceable against JetBlue in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity and subject to principles of public policy limiting the right to enforce the indemnification provisions contained herein, insofar as such provisions relate to indemnification for liabilities arising under federal securities laws.

(f)                                    Litigation.  Except as set forth in JetBlue’s most recent Annual Report on Form 10-K, as amended, filed by JetBlue with the SEC on or prior to the Closing Date or such Delivery Date, as the case may be, or in any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by JetBlue with the SEC subsequent to such Form 10-K, no action, claim or proceeding is now pending or, to the actual knowledge of JetBlue, threatened, against JetBlue, before any court, governmental body, arbitration board, tribunal or administrative agency, which is reasonably likely to be determined adversely to JetBlue and, if determined adversely to JetBlue, is reasonably likely to result in a Material Adverse Change.

(g)                                 Financial Condition.  The audited consolidated balance sheet of JetBlue with respect to JetBlue’s most recent fiscal year included in JetBlue’s most recent Annual Report on Form 10-K, as amended, filed by JetBlue with the SEC, and the related consolidated statements of operations and cash flows for the period then ended have been prepared in conformity with GAAP and present fairly in all material respects the financial condition of JetBlue and its consolidated subsidiaries as of such date and the results of its operations and cash flows for such period, and since the date of such balance sheet, there has been no Material Adverse Change in such financial condition or operations of JetBlue, except for matters disclosed in (a) the financial statements referred to above or (b) any subsequent Quarterly Report on Form 10-Q, Current Report on Form 8-K or any press release issued by JetBlue filed by JetBlue with the SEC on or prior to the Closing Date or such Delivery Date, as the case may be.

(h)                                 Registration and Recordation.  In respect of each Aircraft, except for (a) the registration of the Aircraft with the FAA pursuant to the Act in the name of JetBlue, (b) the filing for recordation (and recordation) of the FAA Filed Documents relating to such Aircraft, (c) the filing of the Financing Statements relating to such Aircraft (and continuation statements relating thereto at periodic intervals), and (d) the affixation of the nameplates referred to in Section 4.02(e) of the related Indenture with respect to such Aircraft, on the Delivery Date with respect to such Aircraft, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the UCC) is necessary in order to establish and perfect in respect of such Aircraft, the Mortgagee’s first priority perfected security interest in such Aircraft (subject only to Permitted Liens as defined in the related Indenture), as against JetBlue and any other Person, in each case, in any applicable jurisdictions in the United States.

(i)                                     Location.  The “location” (as such term is used in Section 9-307 of Article 9 of the UCC) of JetBlue is the State of Delaware.

(j)                                     No Default.  On such Delivery Date, in respect of each Aircraft delivered on such date, no event which would constitute an Event of Default (as defined in the Indenture for such Aircraft) and no event or condition that with the giving of notice or the lapse of time or both would become an Event of Default has occurred and is continuing.

(k)                                  No Event of Loss.  With respect to such Delivery Date, no Event of Loss has occurred with respect to the Airframe or any Engine which is Collateral under each Indenture executed as of such Delivery Date, and to the actual knowledge of JetBlue, no circumstance, condition, act or event has occurred that, with the giving of notice or lapse of time or both gives rise to or constitutes an Event of Loss with respect to such Airframe or any such Engine.

(l)                                     Compliance with Laws.

(i)                                     JetBlue is a Citizen of the United States and a U.S. Air Carrier.

(ii)                                  JetBlue holds all licenses, permits and franchises from the appropriate Government Entities necessary to authorize JetBlue to lawfully engage in air transportation and to carry on scheduled commercial passenger service as currently conducted, except where the failure to so hold any such license, permit or franchise would not give rise to a Material Adverse Change to JetBlue.

(iii)                               JetBlue is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(m)                               Securities Laws.  Neither JetBlue nor any person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of the Aircraft or any interest in any Trust Property and Trust Agreement, or any of the Equipment Notes or any other interest in or security under any Indenture, for sale, to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any Person in violation of the Securities Act.

(n)                                 Section 1110.  With respect to each Aircraft delivered on such Delivery Date, the related Mortgagee is entitled to the benefits of Section 1110 (as in effect on such date) in the event of a case under Chapter 11 of the Bankruptcy Code in which JetBlue is a debtor.

(o)                                 Accuracy of Information.  Neither the Operative Agreements to which it is a party as of such date nor other material information relating to the Aircraft or the operations or financial condition of JetBlue furnished to the Policy Provider contain any statement of a material fact which was untrue or misleading in any material respect when made.  JetBlue has no knowledge of any circumstances that could reasonably be expected to cause a Material Adverse Change with respect to JetBlue except for matters disclosed in (i) the financial statements referred to above or (ii) any subsequent Quarterly Report on Form 10-Q, Current Report on Form 8-K or any press release issued by JetBlue filed by JetBlue with the SEC on or prior to the Closing Date or such Delivery Date, as the case may be.

Section 2.02                                Covenants of JetBlue.  JetBlue covenants and agrees with the Policy Provider as follows:

(a)                                  Without the prior written consent of the Policy Provider (which may be granted or withheld in its sole discretion), it will not vary any of the terms in any Operative Agreements in any material respect as regards to the interests, rights and remedies of the Policy Provider from those in the forms attached to the Note Purchase Agreement.

(b)                                 Notwithstanding that the related Aircraft is in the possession of a lessee or sublessee, in all circumstances the Aircraft shall be maintained in accordance with the maintenance standards required by, or substantially equivalent to those required by, the FAA or any other applicable civil aviation authority.

(c)                                  It shall not, and shall not suffer any of its Affiliates to, purchase or otherwise acquire any of the Class G-1 Certificates or Class G-2 Certificates.

(d)                                 Documentation.  In connection with any Financing Agreement (as defined in the Note Purchase Agreement), the Policy Provider shall receive (a) a copy, delivered on or promptly (but in no event more than 10 days) after the applicable Delivery Date, of each opinion of counsel addressed to S&P and the Indenture Trustee, in respect of JetBlue and the Subordination Agent or any of the other parties to the Operative Agreements and the Transactions, dated such Delivery Date and in form and substance reasonably satisfactory to the Policy Provider, addressed to the Policy Provider (or accompanied by a letter from the counsel rendering such opinion to the effect that the Policy Provider is entitled to rely on such opinion as of its date as if it were addressed to the Policy Provider) and addressing such matters as the Policy Provider may reasonably request, and the counsel providing each such opinion shall have been instructed by its client to deliver such opinion to the addressees thereof and (b) a copy, delivered upon or promptly (but in no event more than 10 days) after receipt following recordation, of each Financing Statement and each document recorded with the FAA.  For the purposes of this Section 2.02(d), delivery of the Policy by the Policy Provider shall be deemed to be consent by the Policy Provider to the forms of opinions of counsel provided as Exhibits A-E to the Participation Agreement.

(e)                                  JetBlue shall comply with the provisions of the Operative Documents relating to maintenance, operation, leasing, subleasing and country of reregistration of the Aircraft.

(f)                                    With respect to any individual Aircraft financed under an Indenture, JetBlue shall not use debt represented by Class G Certificates in such financing that would create a loan to Aircraft value ratio (as described under the “Summary — Loan to Aircraft Value Ratios” in the Offering Document) in excess of 51.3%.

(g)                                 Insurance.  JetBlue shall comply with, or cause to be complied with, the insurance provisions set forth in Section 4.06 of each Indenture, including Annex B thereto, and the provisions of Annex A hereto, which provisions are hereby incorporated by this reference as if set forth in full herein; provided that to the extent that Annex A conflicts with either Section 4.06 of any Indenture or Annex B thereto, the provisions of Annex A shall control; provided further that the Policy Provider agrees to accept, in lieu of insurance against any risk with respect to which insurance is required under this Section 2.02(g), indemnification from, or insurance provided by, the U.S. Government (as defined in each Indenture) or, upon the written consent of the Mortgagee (as defined in each Indenture), other Government Entity (as defined in each Indenture), against such risk in an amount that, when added to the amount of insurance (including permitted self-insurance), if any, against such risk that JetBlue (or any Permitted Lessee (as defined in each Indenture)) may continue to maintain, in accordance with this Section 2.02(g), shall be at least equal to the amount of insurance against such risk otherwise required by this Section 2.02(g).

Section 2.03                                Covenants of the Class G Trustees and Subordination Agent.  The Class G Trustees and Subordination Agent shall perform and observe, in all material respects, all of its covenants, obligations and agreements in any Operative Agreement to which it is a party to be observed or performed by it.

Section 2.04                                Representations, Warranties and Covenants of the Policy Provider.  The Policy Provider represents, warrants and covenants to JetBlue and the Subordination Agent as follows:

(a)                                  Organization and Licensing.  The Policy Provider is duly organized, validly existing and in good standing as a New York-domiciled stock insurance company duly qualified to conduct an insurance business in every jurisdiction where qualification may be necessary to accomplish the Transactions.

(b)                                 Corporate Power.  The Policy Provider has the corporate power and authority to issue each Policy, to execute and deliver this Insurance Agreement and the other Operative Agreements to which it is a party and to perform all of its obligations hereunder and thereunder.

(c)                                  Authorization; Approvals.  Except as have already been obtained, no authorization, consent, approval, license, formal exemption or declaration from, nor any registration or filing with, any court or governmental agency or body of the United States of America or the State of New York, which if not obtained would affect or impair the validity or enforceability of either Policy against the Policy Provider, is required in connection with the execution and delivery by the Policy Provider of the Policies or this Insurance Agreement or in connection with the Policy Provider’s performance of its obligations thereunder or hereunder.

(d)                                 Enforceability.  This Insurance Agreement constitutes, and each Policy, when issued, will constitute, a legal, valid and binding obligation of the Policy Provider, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, receivership and other similar laws affecting creditors’ rights generally as they would apply in the event of the bankruptcy, receivership, insolvency or similar proceeding of the Policy Provider and to general principles of equity and subject to principles of public policy limiting the right to enforce the indemnification provisions contained herein, insofar as such provisions relate to indemnification for liabilities arising under federal securities laws.

(e)                                  Exemption from Registration.  The Policies are exempt from registration under the Securities Act.

(f)                                    No Conflicts.  Neither the execution or delivery by the Policy Provider of the Policies and the Operative Agreements to which it is a party, nor the performance by the Policy Provider of its obligations thereunder, will conflict with any provision of the certificate of incorporation or the bylaws of the Policy Provider nor result in a breach of, or constitute a default under, any material agreement or other instrument to which the Policy Provider is a party or by which any of its property is bound nor violate any judgment, order or decree applicable to the Policy Provider of any governmental or regulatory body, administrative agency, court or arbitrator having jurisdiction over the Policy Provider to the extent any such conflict, breach, default or violation would result in a Material Adverse Change in the financial results or operations of the Policy Provider or impairs the Policy Provider’s ability to perform its obligations under each Policy or any of the Operative Agreements.

(g)                                 Financial Information.  The consolidated financial statements of the Policy Provider and its subsidiaries as of December 31, 2003 and December 31, 2002 and for each of the three years in the period ended December 31, 2003, and the accompanying footnotes, together with a report thereon of PricewaterhouseCoopers, independent certified public accountants, included in the Annual Report on Form 10-K of MBIA Inc. for the year ended December 31, 2003, incorporated by reference into the Offering Document, fairly present in all material respects the financial condition of the Policy Provider and its subsidiaries as of such dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied.  Since December 31, 2003, there has been no change in the financial condition of the Policy Provider and its subsidiaries that would materially and adversely affect the Policy Provider’s ability to perform its obligations under the Policies.

(h)                                 Policy Provider Information.  The information with respect to the Policy Provider set forth or incorporated by reference in the section of the Offering Document contained therein captioned “Description of the Policy Provider” does not purport to provide the scope of disclosure required to be included by the Securities Act with respect to a registrant in connection with the offer and sale of securities of such registrant.  However, the information in such section does not contain any untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i)                                     No Litigation.  There are no actions, suits, proceedings or investigations pending or, to the best of the Policy Provider’s knowledge, threatened against it at law or in equity or before or by any court, governmental agency, board or commission or any arbitrator which, if decided adversely, would materially and adversely affect its ability to perform its obligations under the Policies or this Insurance Agreement.

(j)                                     Compliance with Law, Etc.  No practice, procedure or policy employed, or proposed to be employed, by the Policy Provider in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to the Policy Provider that, if enforced, could result in a Material Adverse Change with respect to the Policy Provider.

ARTICLE III

THE POLICIES; REIMBURSEMENT; INDEMNIFICATION

Section 3.01                                Issuance of the Policies.  The Policy Provider agrees to issue each Policy on the Closing Date subject to satisfaction of the conditions precedent set forth below on or prior to the Closing Date:

(a)                                  Operative Agreements.  The Policy Provider shall have received a copy of (i) each of the Operative Agreements to be executed and delivered on or prior to the Closing Date, in form and substance reasonably satisfactory to the Policy Provider, duly authorized, executed and delivered by each party thereto and (ii) a copy of the Offering Document;

(b)                                 Certified Documents and Resolutions.  The Policy Provider shall have received (i) a copy of the applicable organizational documents of JetBlue and (ii) a certificate of the Secretary or Assistant Secretary of JetBlue dated the Closing Date stating that attached thereto is a true, complete and correct copy of resolutions duly adopted by the Board of Directors of JetBlue authorizing the execution, delivery and performance by JetBlue of the Operative Agreements to which it is a party and the consummation of the Transactions and that such applicable organizational documents and resolutions are in full force and effect without amendment or modification on the Closing Date;

(c)                                  Incumbency Certificate.  The Policy Provider shall have received a certificate of the Secretary or an Assistant Secretary of each of JetBlue and the Subordination Agent certifying the names and signatures of the officers of JetBlue and the Subordination Agent authorized to execute and deliver the Operative Agreements to which it is a party on or prior to Closing Date and that, with respect to JetBlue, shareholder consent to the execution and delivery of such documents by JetBlue, is not necessary or has been obtained;

(d)                                 Representations and Warranties.  The representations and warranties of JetBlue and the Subordination Agent dated the Closing Date set forth or incorporated by reference in this Insurance Agreement shall be true and correct on and as of the Closing Date;

(e)                                  Documentation.  The Policy Provider shall have received a copy of each document, instrument, certificate and opinion delivered on or before the Closing Date pursuant to the Operative Agreements and the Underwriting Agreement (except for the 10b-5 opinion, the comfort letters of Ernst & Young LLP and the opinion of Shearman & Sterling LLP as counsel to the Underwriters), including each opinion of counsel addressed to any of Moody’s, S&P, the Class G Trustees, JetBlue and the Subordination Agent, in respect of JetBlue and the Subordination Agent or any of the other parties to the Operative Agreements and the Transactions dated the Closing Date in form and substance reasonably satisfactory to the Policy Provider, addressed to the Policy Provider (or accompanied by a letter from the counsel rendering such opinion to the effect that the Policy Provider is entitled to rely on such opinion as of its date as if it were addressed to the Policy Provider) and addressing such matters as the Policy Provider may reasonably request, and the counsel providing each such opinion shall have been instructed by its client to deliver such opinion to the addressees thereof;

(f)                                    Approvals, Etc.  The Policy Provider shall have received true and correct copies of all approvals, licenses and consents, if any, including any required approval of the shareholders of JetBlue, required in connection with the Transactions;

(g)                                 No Litigation, Etc.  No suit, action or other proceeding, investigation or injunction, or final judgment relating thereto, shall be pending or threatened before any court, governmental or administrative agency or arbitrator in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with any of the Operative Agreements or the consummation of the Transactions;

(h)                                 Legality.  No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court that would make the Transactions illegal or otherwise prevent the consummation thereof;

(i)                                     Issuance of Ratings.  The Policy Provider shall have received confirmation that the risk secured by the applicable Policy is rated no lower than “BBB+” by S&P and “Baa1” by Moody’s, the Class G-1 Certificates and Class G-2 Certificates, when issued, will each be rated “AAA” by S&P and “Aaa” by Moody’s, and that the Class C Certificates, when issued, will be rated “BB+” by S&P and “Ba1” by Moody’s, and shall have received the confirmation from S&P of a capital charge acceptable to the Policy Provider;

(j)                                     Satisfactory Documentation.  The Policy Provider and its counsel shall have reasonably determined that all documents, certificates and opinions to be delivered in connection with the Certificates conform to the terms of the related Trust Agreement, the Offering Document, this Insurance Agreement and the Intercreditor Agreement;

(k)                                  Filings.  The Policy Provider shall have received evidence that there shall have been made and shall be in full force and effect, all filings, recordings and registrations, and there shall have been given or taken any notice or similar action as is necessary in order to establish, perfect, protect and preserve the right, title and interest of the Policy Provider created by the Operative Agreements executed and delivered on or prior to the Closing Date;

(l)                                     Conditions Precedent.  All conditions precedent to the issuance of the Certificates under the Trust Agreements shall have been satisfied or waived (with the consent of the Policy Provider).  All conditions precedent to the effectiveness of the Liquidity Facilities shall have been satisfied or waived; and

(m)                               Expenses.  The Policy Provider shall have received payment in full of all amounts required to be paid to or for account of the Policy Provider on or prior to the Closing Date.

Section 3.02                                Payment of Fees and Premium.  (a)  Legal Fees.  The Policy Provider shall be entitled to payment of the Policy Provider’s attorneys’ fees and all other reasonable and actual fees expenses and disbursements (including without limitation accountants’ fees) incurred by the Policy Provider in connection with the negotiation, preparation, execution and delivery of the Offering Documents, the Operative Agreements and all other documents delivered with respect thereto.  Such attorney’s fees and expenses shall be payable by JetBlue on the Closing Date upon the presentation of an invoice for any such fees, costs and expenses.

(b)                                 Rating Agency Fees.  The Policy Provider shall be entitled to reimbursement for all periodic rating agency fees, expenses and disbursements incurred by the Policy Provider, and not invoiced by a rating agency directly to JetBlue, in connection with the transactions described herein and in the Operative Agreements, such reimbursement to be made by JetBlue within 30 days of presentation of an invoice therefor; provided that JetBlue shall only be liable for such fees, expenses and disbursements incurred by the Policy Provider as a result of a request from a rating agency or reasonable requests by the Policy Provider for rating agency review of the transactions described herein and in the Operative Documents.

(c)                                  [Reserved]

(d)                                 Premium.

(i)                                     In consideration of the issuance by the Policy Provider of each Policy, JetBlue shall pay or cause to be paid to the Policy Provider, the Premium and such additional amounts, in each case, as and when due, in accordance with the Policy Fee Letter.

(ii)                                  No portion of the Premium paid shall be refundable without regard to whether the Policy Provider makes any payment under either Policy or any other circumstances relating to the Class G Certificates or provision being made for payment of the Class G Certificates prior to maturity.

Section 3.03                                Reimbursement Obligation.  (a)  As and when due in accordance with and from the funds specified in Sections 2.4(a) and 3.2 of the Intercreditor Agreement, the Policy Provider shall be entitled to reimbursement for any payment made by the Policy Provider under either Policy or to the Primary Liquidity Provider under Section 2.6(c) and 3.7(c) of the Intercreditor Agreement, which reimbursement shall be due and payable on the date provided in such Sections, in an amount equal to the sum of the amount to be so paid and all amounts previously paid that remain unreimbursed, plus accrued and unpaid interest thereon from the date such amounts became due until paid in full (as well as before judgment), at a rate of interest equal to the greater of (i) the Base Rate plus 1% and (ii) the applicable interest rate on the Series G-1 Equipment Notes (in the case of a drawing under the Policy in respect of the Class G-1 Certificates) or on the Series G-2 Equipment Notes (in the case of a drawing under the Policy in respect of the Class G-2 Certificates), plus, in each case, 1%; provided that, for the avoidance of doubt, any obligation to pay interest that is created by this Section 3.03(a) shall be a non-recourse obligation of JetBlue and such accrued interest shall be payable solely from amounts distributed pursuant to Sections 2.4(a) and 3.2 of the Intercreditor Agreement and JetBlue shall not be liable for any shortfall that may arise as a result thereof.  In addition, to the extent that any such payment by the Policy Provider shall have been made as a result of a default by a Primary Liquidity Provider in its obligation to make an Advance, as provided in the Intercreditor Agreement, the Policy Provider shall be entitled to the payment of interest on such amounts to the extent, at the time and in the priority that the Primary Liquidity Provider would have been paid pursuant to the Intercreditor Agreement had the Primary Liquidity Provider made such Advance up to a maximum of six such payments by the Policy Provider.

(b)                                 [Reserved]

(c)                                  JetBlue agrees to pay to the Policy Provider any and all charges, fees, costs and expenses and disbursements that the Policy Provider may reasonably pay or incur, including reasonable attorneys’ and accountants’ fees and expenses (without duplication of amounts paid to the Policy Provider in respect of the Operative Agreements), in connection with (i) the enforcement, defense or preservation of any rights in respect of any of the Operative Agreements, including defending, monitoring or participating in any litigation or proceeding and (ii) any amendment, waiver or other action requested by JetBlue with respect to, or related to, any Operative Agreements or to any form document attached to any Operative Agreement as exhibit, schedule or annex thereto, whether or not executed or completed.  Such reimbursement shall be due on the dates on which such charges, fees, costs, expenses and disbursements are paid or incurred by the Policy Provider.

Section 3.04                                Indemnification.  JetBlue agrees (i) that the Policy Provider, upon execution and delivery thereof, will be entitled to the full benefit of the General Indemnity contained in Section 7 of each Participation Agreement as if such provisions were set forth in full herein, the Policy Provider were an Indemnitee (as defined in the related Participation Agreement) thereunder and the Operative Agreements referred to therein include this Insurance Agreement and (ii) that it shall name the Policy Provider as an Indemnitee in each Participation Agreement and that the Policy Provider shall be entitled to the full benefit of the General Indemnity provisions set forth in or incorporated by reference in each Participation Agreement; provided, however, any exclusion contained in any Participation Agreement or form thereof related to any representation or warranty by any Indemnitee other than the Policy Provider, the failure by any Indemnitee other than the Policy Provider to perform or observe any agreement, covenant or condition in any of the Operative Agreements, the acts or omissions involving the willful misconduct or gross negligence of any Indemnitee other than the Policy Provider or any other action or omission of any other Person other than the Policy Provider shall not apply to the indemnification obligations of JetBlue to the Policy Provider and to the extent not paid, all money due under this 3.04 shall constitute Policy Provider Obligations (as defined in the Intercreditor Agreement).

Section 3.05                                Procedure for Payment of Fees and Premium.  (a)  All payments to the Policy Provider hereunder shall be made in lawful currency of the United States and in immediately available funds and shall be made prior to 2:00 p.m. (New York City time) on the date such payment is due by wire transfer to JPMorgan Chase Bank, ABA #021 000 021 for credit to MBIA Insurance Corporation Premium Account, Account No. 910-2-721728 Re:  JetBlue Airways Pass Through Trust 2004-1, or to such other office or account as the Policy Provider may direct.  Payments received by the Policy Provider after 2:00 p.m. (New York City time) shall be deemed to have been received on the next succeeding Business Day, and such extension of time shall be included in computing interest, commissions or fees, if any, in connection with such payment.

(b)                                 Unless otherwise specified herein, the Policy Provider shall be entitled to interest on all amounts owed to the Policy Provider under this Insurance Agreement, from the date such amounts become due and payable until paid in full, at a rate of interest equal to the Base Rate from time to time in effect plus 1%.

(c)                                  Unless otherwise specified herein, interest payable to the Policy Provider under this Insurance Agreement shall be calculated on the basis of a 365 day year and the actual number of days elapsed and shall be payable on demand.

Section 3.06                                Policy Endorsement.  Regardless of whether or not the Policy Provider makes a Policy Provider Election, the Policy Provider shall, on the first Business Day (which shall be a Special Distribution Date) that is 21 months after the last date on which full payment was made on the first Series G-1 Equipment Note or Series G-2 Equipment Note, as applicable, as to which there has subsequently been a failure to pay principal or that has been accelerated, endorse the applicable Policy, if not already endorsed, to so provide for the payment to the Liquidity Provider of interest accruing on the outstanding drawings in respect of the Class G-1 and Class G-2 Liquidity Facilities from and after the end of such 21-month period as and when such interest becomes due in accordance with such Liquidity Facilities.

Section 3.07                                Payment by Subordination Agent.  (a)  All of the fees, expenses and disbursements set forth in Sections 3.02 and 3.03(c) shall be payable by JetBlue as provided in such Sections.  To the extent of JetBlue’s failure to pay any such fees, expenses and disbursements, the Subordination Agent shall pay such amounts pursuant to the Operative Documents.

(b)                                 Notwithstanding anything herein to the contrary, all payments to be made by the Subordination Agent under this Section 3.07 shall be made only from the amounts that constitute Scheduled Payments, Special Payments or payments under Section 7 of the Participation Agreements and only to the extent that the Subordination Agent shall have sufficient income or proceeds therefrom to enable the Subordination Agent to make payments in accordance with the terms of the Intercreditor Agreement.  The Policy Provider agrees that with respect to payments to be made by the Subordination Agent (i) it will look solely to such amount to the extent available for distribution to it as provided in the Intercreditor Agreement, and (ii) the Subordination Agent, in its individual capacity, is not personally liable to it for any amounts payable or liability under this letter except as expressly provided in the Intercreditor Agreement.

ARTICLE IV

FURTHER AGREEMENTS

Section 4.01                                Effective Date; Term of the Insurance Agreement.  This Insurance Agreement shall take effect on the Closing Date and shall remain in effect until the later of (a) such time as the Policy Provider is no longer subject to a claim under either Policy and each Policy shall have been surrendered to the Policy Provider for cancellation and (b) all amounts payable to the Policy Provider by JetBlue or the Subordination Agent hereunder or from any other source hereunder or under the Operative Agreements and all amounts payable under the

Class G-1 Certificates and the Class G-2 Certificates have been paid in full; provided, however, that the provisions of Section 3.04 hereof shall survive any termination of this Insurance Agreement.

Section 4.02                                Further Assurances and Corrective Instruments.  (a)  Neither JetBlue nor the Subordination Agent shall grant any waiver of rights or agree to any amendment or modification to any of the Operative Agreements to which either of them is a party which waiver, amendment, or modification would have an adverse effect on the rights or remedies of the Policy Provider without the prior written consent of the Policy Provider so long as the Policy Provider shall be the Controlling Party, and any such waiver without prior written consent of the Policy Provider shall be null and void and of no force or effect.

(b)                                 To the extent permitted by law, each of JetBlue and the Subordination Agent agrees that it will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as the Policy Provider may reasonably request and as may be required in the Policy Provider’s reasonable judgment to effectuate the intention of or facilitate the performance of this Insurance Agreement.

Section 4.03                                Obligations Absolute.  (a)  The obligations of JetBlue, the Subordination Agent and the Class G Trustees hereunder and under the Operative Agreements shall be absolute and unconditional and shall be paid or performed strictly in accordance with this Insurance Agreement and the other Operative Agreements under all circumstances irrespective of:

(i)                                     any lack of validity or enforceability of, or any amendment or other modifications of, or waiver, with respect to any of the Operative Agreements or the Certificates;

(ii)                                  any exchange or release of any other obligations hereunder;

(iii)                               the existence of any claim, setoff, defense, reduction, abatement or other right that any Person may have at any time against the Policy Provider or any other Person;

(iv)                              any document presented in connection with either Policy proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)                                 any payment by the Policy Provider under either Policy against presentation of a certificate or other document that does not strictly comply with terms of such Policy;

(vi)                              any failure of JetBlue to receive the proceeds from the sale of the Certificates; and

(vii)                           any other circumstances, other than payment in full, that might otherwise constitute a defense available to, or discharge of, any Person in respect of any Operative Agreements.

(b)                                 Each of the parties hereto renounces the right to assert as a defense to the performance of their respective obligations herein each of the following:  (i) to the extent permitted by law, any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Operative Agreements or by any extension or renewal thereof; (ii) presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor and notice of protest; (iii) all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder, except as required by the Operative Agreements; and (iv) all rights of abatement, diminution, postponement or deduction, or to any defense, or to any right of setoff or recoupment arising out of any breach under any of the Operative Agreements, by any party thereto or any beneficiary thereof, or out of any obligation at any time owing to JetBlue.

(c)                                  JetBlue (i) agrees that any consent, waiver or forbearance hereunder or in the Operative Agreements with respect to an event shall operate only for such event and not for any subsequent event; (ii) consents to any and all extensions of time that may be granted by the Policy Provider with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment; and (iii) consents to the addition of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance of any and all other security for any payment hereunder, and agree that the addition of any such obligors or security shall not affect the liability of JetBlue for any payment hereunder.

(d)                                 No failure by the Policy Provider to exercise, and no delay by the Policy Provider in exercising, any right hereunder or in the Operative Agreements shall operate as a waiver thereof.  The exercise by the Policy Provider of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein to the Policy Provider are declared in every case to be cumulative and not exclusive of any remedies provided by law or equity.

(e)                                  Nothing herein shall be construed as prohibiting any party hereto from pursuing any rights or remedies it may have against any Person in a separate legal proceeding.

Section 4.04                                Assignments; Reinsurance; Third-Party Rights.  (a)  This Insurance Agreement shall be a continuing obligation of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The Subordination Agent, and except for any transaction expressly permitted by Section 5.02 of the applicable Class G Trust Agreement, JetBlue, may not assign their respective rights under this Insurance Agreement, or delegate any of their duties hereunder, without the prior written consent of the other parties hereto.  Any assignments made in violation of this Insurance Agreement shall be null and void.

(b)                                 The Policy Provider shall have the right to grant participation in its rights under this Insurance Agreement and to enter into contracts of reinsurance with respect to the Policies upon such terms and conditions as the Policy Provider may in its discretion determine; provided, however, that no such participation or reinsurance agreement or arrangement shall relieve the Policy Provider of any of its obligations hereunder or under either Policy or grant to any participant or reinsurer any rights hereunder or under any Operative Agreement.

(c)                                  Except as provided herein with respect to participants and reinsurers, nothing in this Insurance Agreement shall confer any right, remedy or claim, express or implied, upon any Person, including, particularly, any Class G Certificateholder, other than the Policy Provider against JetBlue, or JetBlue against the Policy Provider, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns.  Neither the Class G Trustees nor any Class G Certificateholder shall have any right to payment from the Premium paid or payable hereunder or from any amounts paid by JetBlue pursuant to Sections 3.02 or 3.03.

Section 4.05                                Liability of the Policy Provider.  Neither the Policy Provider nor any of its officers, directors or employees shall be liable or responsible for:  (a) the use that may be made of either Policy by the applicable Class G Trustee or for any acts or omissions of such Class G Trustee in connection therewith; or (b) the validity, sufficiency, accuracy or genuineness of documents delivered to the Policy Provider in connection with any claim under either Policy, or of any signatures thereon, even if such documents or signatures should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (unless the Policy Provider shall have actual knowledge thereof).  In furtherance and not in limitation of the foregoing, the Policy Provider may accept documents that appear on their face to be in order, without responsibility for further investigation.

ARTICLE V

MISCELLANEOUS

Section 5.01                                Amendments, Etc.  This Insurance Agreement may be amended, modified, supplemented or terminated only by written instrument or written instruments signed by the parties hereto; provided that if such amendment, modification, supplement or termination would have a material adverse affect on the interests of the Subordination Agent, a Trustee or any Class G Certificateholder, Ratings Confirmation shall also be obtained prior to such amendment, modification, supplement or termination being effective.  JetBlue agrees to provide a copy of any amendment to this Insurance Agreement promptly to the Subordination Agent and the rating agencies maintaining a rating on the Class G-1 Certificates and the Class G-2 Certificates.  No act or course of dealing shall be deemed to constitute an amendment, modification, supplement or termination hereof.

Section 5.02                                Notices.  All demands, notices and other communications to be given hereunder shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mall or personally delivered and telecopied to the recipient as follows:

(a)                                  To the Policy Provider:

MBIA Insurance Corporation
113 King Street
Armonk, New York 10504
Attention:  Insured Portfolio Management, Structured Finance
Facsimile:  (914) 765-3163
Confirmation:  (914) 273-4949

(in each case in which notice or other communication to the Policy Provider refers to an event of default under any Operative Agreement or a claim on either Policy shall be deemed to constitute consent or acceptance, then a copy of such notice or other communication should also be sent to the attention of the general counsel of each of JetBlue and the Class G Trustees and, in all cases, both any original and all copies shall be marked to indicate “URGENT MATERIAL ENCLOSED.”)

(b)                                 To JetBlue:

JetBlue Airways Corporation
118-29 Queens Boulevard
Forest Hills, New York 11375
Attention:  Vice President – Corporate Finance
Facsimile:     (718) 709-3631

with a copy to:

JetBlue Airways Corporation
118-29 Queens Boulevard
Forest Hills, New York 11375
Attention:  General Counsel
Facsimile:     (718) 709-3631

(c)                                  To the Subordination Agent:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-0001
Attention:      Corporate Trust Administration

Facsimile:      (302) 636-4140

A party may specify an additional or different address or addresses by writing mailed or delivered to the other parties as aforesaid.  All such notices and other communications shall be effective upon receipt unless received after business hours on any day, in which case on the opening of business on the next Business Day.

Section 5.03                                Severability.  In the event that any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof.  The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by any party hereto is unavailable or unenforceable shall not affect in any way the ability of such party to pursue any other remedy available to it.

Section 5.04                                Governing Law.  This Insurance Agreement shall be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance.  This Insurance Agreement is being delivered in New York.

Section 5.05                                Consent to Jurisdiction.  (a)  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York, and any appellate court from any thereof, in any action, suit or proceeding brought against it and to or in connection with any of the Operative Agreements or the Transactions or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York state court or, to the extent permitted by law, in such federal court.  The parties hereto agree that a final unappealable judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the related documents or the subject matter thereof may not be litigated in or by such courts.

(b)                                 To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

(c)                                  Nothing contained in this Insurance Agreement shall limit or affect any party’s right to serve process in any other manner permitted by law or to start legal proceedings relating to any of the Operative Agreements against any other party or its properties in the courts of any jurisdiction.

Section 5.06                                Consent of the Policy Provider.  No disclosure relating to the Policy Provider contained in any Offering Document, which disclosure modifies, alters, changes, amends or supplements the disclosure relating to the Policy Provider provided by the Policy Provider for use in the Offering Document, shall be made without the Policy Provider’s prior written consent.  In the event that the consent of the Policy Provider is required under any of the Operative Agreements, the determination whether to grant or withhold such consent shall be made by the Policy Provider in its sole discretion without any implied duty towards any other Person, except as otherwise expressly provided therein.

Section 5.07                                Counterparts.  This Insurance Agreement may be executed in counterparts by the parties hereto, and all such counterparts shall constitute one and the same instrument.

Section 5.08                                Headings.  The headings of Articles and Sections and the Table of Contents contained in this Insurance Agreement are provided for convenience only.  They form no part of this Insurance Agreement and shall not affect its construction or interpretation.

Section 5.09                                Trial by Jury Waived.  Each party hereby waives, to the fullest extent permitted by law, any right to a trial by jury in respect of any litigation arising directly or indirectly out of, under or in connection with this Insurance Agreement or any of the other Operative Agreements or any of the Transactions contemplated hereunder or thereunder.  Each party hereto (A) certifies that no representative, agent or attorney of any party hereto has represented, expressly or otherwise, that it would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it has been induced to enter into the Operative Agreements to which it is a party by, among other things, this waiver.

Section 5.10                                Limited Liability.  No recourse under any Operative Agreement shall be had against, and no personal liability shall attach to, any officer, employee, director, affiliate or shareholder of any party hereto, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise in respect of any of the Operative Agreements, the Certificates or either Policy, it being expressly agreed and understood that each Operative Agreement is solely a corporate obligation of each party hereto, and that any and all personal liability, either at common law or in equity, or by statute or constitution, of every such officer, employee, director, affiliate or shareholder for breaches of any party hereto of any obligations under any Operative Agreement is hereby expressly waived as a condition of and in consideration for the execution and delivery of this Insurance Agreement.

Section 5.11                                Entire Agreement.  This Insurance Agreement, each Policy, the Policy Fee Letter and the other Operative Agreements set forth the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede and replace any agreement or understanding that may have existed between the parties prior to the date hereof in respect of such subject matter.

Section 5.12                                Independent Agreements.  This Insurance Agreement and each Policy are separate and independent agreements.  No breach by any party hereto of any representation, warranty, covenant, agreement or undertaking contained herein shall in any way affect the obligations of the Policy Provider under either Policy.

Section 5.13                                Successors and Assigns.  This Insurance Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Insurance Agreement, all as of the day and year first above mentioned.

MBIA INSURANCE CORPORATION, as Policy Provider

By:	/s/ Adam M. Carta
Name: Adam M. Carta
Title: Assistant Secretary

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Subordination Agent

By:	/s/ Janel R. Havrilla
Name: Janel R. Havrilla
Title: Financial Services Officer

WILMINGTON TRUST COMPANY, as Class G-1 Trustee and Class G-2 Trustee

By:	/s/ Janel R. Havrilla
Name: Janel R. Havrilla
Title: Financial Services Officer

JETBLUE AIRWAYS CORPORATION

By:	/s/ John Harvey
Name: John Harvey
Title: VP Corporate Finance & Treasurer

ANNEX A TO INSURANCE AGREEMENT

INSURANCE

A.                                   Bodily Injury Liability and Property Damage Liability Insurance.

1.                                       Except as provided in paragraph 2 of this Section A, and subject to the self insurance to the extent permitted by Section B hereof, JetBlue will at all times carry and maintain or cause to be carried and maintained, at no expense to any Additional Insured (as defined in the Indenture), on a non-discriminatory basis, comprehensive airline liability insurance, including passenger legal liability, bodily injury liability, property damage liability and contractual liability (exclusive of manufacturer’s product liability insurance and including, without limitation, aircraft liability war risk and allied perils insurance, if and to the extent the same is maintained by JetBlue (or Permitted Lessee (as defined in the Indenture)) with respect to other Similar Aircraft (as defined in the Indenture) owned or leased, and operated by JetBlue (or Permitted Lessee) on the same routes) with respect to the Aircraft (a) in an amount per occurrence not less than the greatest of (x) the amount of comprehensive airline legal liability insurance from time to time applicable to aircraft owned or leased and operated by JetBlue of the same type and operating on similar routes as the Aircraft (y) the amount of comprehensive legal liability insurance from time to time applicable to aircraft owned or leased and operated by air carriers with comparable route structures flying similar aircraft on similar routes and (z) the Minimum Liability Insurance Amount (as defined in the Indenture), (b) of the type and covering the same risks as from time to time applicable to aircraft operated by JetBlue (or any Permitted Lessee) of the same type which comprise JetBlue’s (or such Permitted Lessee’s) fleet or owned or leased by air carriers with comparable route structures flying similar aircraft on similar routes and (c) which is maintained in effect with insurers or reinsurers of recognized responsibility.  JetBlue shall maintain cargo liability insurance in an amount not less than the amount of cargo liability insurance maintained for other Similar Aircraft operated by JetBlue.

2.                                       During any period that the Aircraft or an Engine is on the ground and not in operation, JetBlue may carry or cause to be carried as to such non-operating property, in lieu of the insurance required by paragraph 1 above, and subject to the self-insurance to the extent permitted by Section B hereof, insurance otherwise conforming to the provisions of said paragraph 1 except that (a) the amounts of coverage shall not be required to exceed the amounts of bodily injury liability and property damage liability insurance from time to time applicable to aircraft or engines, as the case may be, owned or leased by JetBlue (or any Permitted Lessee) of the same or similar type as the Aircraft or Engine, as the case may be, which comprise JetBlue’s (or such Permitted Lessee’s) fleet or owned or leased by air carriers with comparable route structures flying similar aircraft on similar routes and which are on the ground and not in operation and (b) the scope of the risks covered and the type of insurance shall be the same as from time to time shall be applicable to aircraft or engines, as the case may be, owned or leased by JetBlue (or any Permitted Lessee) of the same or similar type which comprise JetBlue’s (or such Permitted Lessee’s) fleet or owned or leased by air carriers with comparable route structures flying similar aircraft on similar routes and which are on the ground and not in operation.

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B.                                     Self-Insurance.  JetBlue may self-insure, by way of deductible, premium adjustment provisions in insurance policies, or otherwise, under a program applicable to all aircraft in JetBlue’s fleet, the risks required to be insured against pursuant to Section A hereof and Section B of Annex B to each Indenture but in no case shall the self-insurance with respect to the Aircraft exceed the lesser of (x) 50% of the largest replacement value of any single aircraft in JetBlue’s fleet or (y) 1.5% of the average aggregate insurable value (during the preceding calendar year) of all aircraft on which JetBlue carries insurance, unless the Insurance Broker shall certify that the standard among air carriers with comparable route structures flying similar aircraft on similar routes is a higher level of self-insurance, in which case JetBlue may self-insure the Aircraft to such higher level; provided, however, that nothing contained in this Section B limiting JetBlue’s right to self-insure shall be deemed to apply to any mandatory minimum per aircraft (or, if applicable, per policy period or per annum), hull or liability insurance deductible imposed by hull or liability insurers that do not exceed industry standards for air carriers with comparable route structures flying similar aircraft on similar routes.

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